Exhibit 99.1

Form of Rule 10b5-1(c) Sales Plan for Bill & Melinda Gates Foundation Trust

Bill & Melinda Gates Foundation Trust (the “Trust”) and William H. Gates III and Melinda French Gates, its Co-Trustees (the “Trustees”), in order to comply with the private foundation excise tax rules limiting excess business holdings, hereby establish this Sales Plan (the “Plan”) to meet the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Act”). The Plan shall be interpreted to comply with the requirements of Rule 10b5-l(c) of the Act.

The Trust hereby instructs the Broker to execute the following transactions:

I.                                        During each calendar quarter the Broker will sell at the then prevailing market price, or such other price as may be determined in a third-party, arm’s length transaction, Berkshire Hathaway Inc. (“Berkshire”) Class B shares owned by the Trust according to the schedule set forth in Exhibit A.

With respect to each sale under the Plan, the Broker agrees to seek to obtain best execution and most advantageous terms available given the facts and circumstances and the prevailing market conditions. Sales may be made on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Insofar as the Broker deems practicable, sales per trading week will be roughly in identical amounts. If Berkshire effects a stock split, stock dividend payable in shares, combination of shares, recapitalization or reclassification prior to the expiration or termination of the Plan, appropriate adjustment shall be made to the number of shares to be sold pursuant to the Plan.

II.                                   The Plan shall end on the date that is the earliest of:

•                                          June 30, 2017;

•                                          completion of all sales under the Plan;

•                                          the public announcement by Berkshire of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of Berkshire into shares of a company other than Berkshire;

•                                          the date of any bankruptcy or insolvency of the Broker.

The Trust shall immediately notify the Broker of any of the first three termination events and the Broker shall immediately notify the Trust of the last termination event. The Broker shall not be obligated to terminate sales until so notified. Notwithstanding the foregoing provisions of this Paragraph II, the Trust may terminate the Plan at any time upon written notice as provided in Paragraph IV and the Broker may terminate the Plan by giving the Trust 90 days prior written notice of termination.

III.                              The Broker may suspend sales for, and may take into account for the timing of sales, any of the following reasons:

•                  market disruption;

•                  insufficient demand for the shares; or

•                  legal, regulatory or contractual restrictions.

The Broker will resume sales under the Plan after the condition causing the suspension of sales has been resolved to the satisfaction of the Broker. Shares not sold in any given quarter shall be rolled to the next quarter until all shares to be sold under the Plan have been sold or the Plan otherwise terminates or expires.

IV.                               The Plan may not be modified or amended, but the Trust may terminate the Plan at any time upon written notice to the Broker.

V.                                    Any person executing transactions under the Plan may not deviate from the Plan instructions; and no transaction under the Plan may be made by a person who, at the time of the scheduled transaction, is aware of any material nonpublic information concerning Berkshire or any securities of Berkshire.

VI.                               Each of the Trustees hereby represents, warrants, and covenants as to itself and as to the Trust:

(1)                                 As of the date of such Trustee’s adoption of the Plan (as reflected on the signature page below), neither such Trustee nor the Trust is aware of any material nonpublic information concerning Berkshire or any securities of Berkshire.

(2)                                 Such Trustee and the Trust are entering into the Plan in good faith and not as part of a plan or scheme to evade federal or state securities laws.

(3)                                 While the Plan is in effect, neither such Trustee nor the Trust will enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by the Plan.

(4)                                 Neither such Trustee nor the Trust will alter or deviate from the terms of the Plan.

(5)                                 Neither such Trustee nor the Trust will, directly or indirectly, communicate any nonpublic information concerning Berkshire or any securities of Berkshire, to any broker, dealer, financial advisor, or any other third party who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.

(6)                                 The Trust will timely make all filings, if any, required under Section 13(d) of the Act.

(7)                                 Neither such Trustee nor the Trust has, and shall not attempt to exercise, any influence over how, when or whether to execute the securities transactions in the Plan, except that the Trust may terminate the Plan at any time pursuant to Paragraph IV.

VII.                          The Plan is intended to be a legally binding agreement and is to be governed by and construed in accordance with the internal laws of the State of Washington.

VIII.                    Any dispute or controversy between the Trust, and/or its Trustees, on the one hand, and the Broker, on the other hand, arising out of or relating to or in connection with the Plan or any transaction relating to the Plan shall be settled by final and binding arbitration to be held in Seattle, Washington in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. There shall be a single arbitrator, who shall be selected by mutual agreement of the parties, or if the parties are unable to agree, by the AAA. The decision of the arbitrator shall be final, conclusive and binding on the parties and not subject to appeal. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Trust and the

Broker shall each pay one half of the costs and expense of any arbitration and each will separately pay their own counsel fees and expenses.

BILL & MELINDA GATES FOUNDATION TRUST

William H. Gates Ill, Co-Trustee

Date:

Melinda French Gates, Co-Trustee

Date:

Acknowledged and agreed:

BROKER

By:
Title:
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